EXHIBIT 99.1

www.prvt.com

PRIVATE MEDIA GROUP RECEIVES NASDAQ LETTER REGARDING

NON-COMPLIANCE WITH MINIMUM BID PRICE RULE

BARCELONA, Spain, September 21, 2009/PR Newswire/ — Private Media Group, Inc.(NASDAQ: PRVT) a worldwide leader in premium-quality adult entertainment products today announced that on September 15, 2009, the Company received a letter from The Nasdaq Stock Market stating that for the previous 30 consecutive business days, the bid price of the Company’s common stock closed below the minimum $1.00 per share requirement for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Marketplace Rule 5450(a)(1) (the “Minimum Bid Price Rule”) and, therefore, that a deficiency exists with regard to the Minimum Bid Price Rule. The Nasdaq letter has no immediate effect on the listing of the Company’s common stock.

In accordance with Marketplace Rule 5810(c)(3)(A), the Company is provided with a grace period of 180 calendar days or until March 15, 2010, to regain compliance with the Minimum Bid Price Rule. If at any time before March 15, 2010, the bid price of the Company’s stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will notify the Company that it has achieved compliance with the Minimum Bid Price Rule. If the Company does not regain compliance with the Minimum Bid Price Rule by March 15, 2010, Nasdaq will notify the Company that its common stock is subject to delisting from The Nasdaq Global Market.

In the event the Company receives notice that its common stock is subject to delisting from The Nasdaq Global Market, Nasdaq rules permit the Company to appeal any delisting determination by the Nasdaq staff to a Nasdaq Hearings Panel. Alternatively, Nasdaq may permit the Company to transfer its common stock to The Nasdaq Capital Market if it satisfies the requirements for initial inclusion set forth in Marketplace Rule 5505, except for the bid price requirement. If its application for transfer is approved, the Company would have an additional 180 calendar days to comply with the Minimum Bid Price Rule in order to remain on The Nasdaq Capital Market.

The Company will continue to monitor the bid price for its common stock and consider various options available to it if its common stock does not trade at a level that is likely to regain compliance.

With its 44-year track record, NASDAQ listed Private Media Group is a brand-driven world leader in adult entertainment, distributing premium quality adult content globally via multiple platforms, including broadcasting (cable, satellite, IPTV and DTT), mobile, Internet, as well as DVDs and print publications. Private Media Group owns the worldwide rights to its extensive archive of high-quality content, and also licenses its Private and “Silver Girls” trademarks internationally. Private’s acquisition of San Francisco-based GameLink LLC and its related companies in January 2009 further increased the Group’s digital technology development capabilities and online retail reach. Established in 1993, GameLink is a leading adult Internet retail site, focusing on the digital distribution of adult media and merchandise delivered through its retail website. It is the third largest VOD platform in the US, and currently offers over 70,000 movies in all major formats. The company has established an industry-leading reputation for innovative online retail and eCommerce solutions. Visit prvt.com <http://www.prvt.com/> and gamelink.com <http://www.gamelink.com/> for more information.

Disclaimer

This release contains, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company’s current judgments of those issues. However, because those statements are forward-looking and apply to future events, they are subject to such risks and uncertainties, which could lead to results materially different than anticipated by the Company.

For further information please contact:

Johan Gillborg

Chief Financial Officer

Private Media Group

Tel +34 93 620 80 90

johan.gillborg@private.com

SOURCE: Private Media Group